Exhibit 99.2

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.

February 28, 2022

Dear Fellow Shareholder,

I am pleased to be sharing this letter with you in connection with the issuance of our 2021 Annual Report.

I’m proud of the considerable forward progress we made as a company in the past year. Some of the highlights include:

●

Revenues in our extended warranty segment grew by 57%, operating income nearly doubled and non-GAAP adjusted EBITDA increased by 74%, all of which benefitted from the inclusion of PWI for a full twelve months in 2021.

●

We created the Kingsway Search Xcelerator (“KSX”) and successfully acquired Ravix Financial Inc. (“Ravix”) – another great high margin, asset-light business to complement our existing operating companies. We also added two great new entrepreneurs to the segment to search for new acquisitions.

●	In our Real Estate segment, we settled the legacy litigation related to CMC Industries, and acquired RoeCo Lafayette, LLC (“RoeCo”) at year end.

●	We exited several legacy non-strategic investments which freed up cash to invest in our core strategies.

●	We also remediated most of the remaining material weaknesses in our financial reporting.

In short, we laid more bricks on our foundation: a portfolio of high-quality, asset-light businesses; a decentralized operating structure with low overhead; a unique, disciplined and tax-advantaged approach to capital allocation; and a commitment to developing world-class talent, continuous improvement and accountability for results.

In our 2019 annual letter, we offered a reconciliation from net loss to non-GAAP adjusted net income (loss) and expressed a desire to measure our progress by this metric. Since then, we have highlighted non-GAAP adjusted net income (loss) in each of our earnings releases. Non-GAAP adjusted net income (loss) captures our view of the ‘economic earnings’ of the business by adjusting for non-cash items as well as extraordinary and certain non-recurring items. Since assuming the CEO role in 2018, we have made annual progress in improving non-GAAP adjusted net income (loss). 2021 saw a significant acceleration of that progress.

Net income improved to $1.9 million in 2021 from a net loss of ($5.4) million in 2020.

After adjusting net income (loss) for the items above, Kingsway had non-GAAP adjusted net income of $11.7 million for 2021 as compared to a non-GAAP adjusted net loss of $0.6 million in 2020.

The following items are excluded in the walk from GAAP net income (loss) to non-GAAP adjusted net income (loss): gain or loss on sale of non-core investments; change in the fair value of investments, debts, and earn-outs; significant litigation, acquisition and disposition expenses; employee related items such as termination, recruiting, and stock-based compensation expense; other non-recurring items; and amortization expense. Refer to Appendix I for a full list of items.

I would also like to point out the Company’s improving operating cash flows. While the Company reported cash used in operating activities of ($5.9) million for the twelve months ended December 21, 2021, this included a $10.6 million payment made related to the monetization of future rental proceeds from the Company’s Leased Real Estate segment, with the corresponding inflow recorded in cash provided by financing activities. This compares to cash provided by operating activities of $1.7 million in 2020, and cash used by operating activities of ($0.8) million in 2019.

See further discussion below regarding the monetization.

We exited 2021 a much better company than when we entered.

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As I mentioned in the 2018 Letter (my first), I would like these letters to serve as a reference point for you and me to assess how we are running the company. I’d like to reiterate for you our achievements towards our stated organizational priorities.

1)	Focus on Strategic Capital Allocation:

o	Grow our portfolio of cash flow positive operating companies.

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In October of 2021 we acquired Ravix utilizing our Kingsway Search Xcelerator platform. We acquired the company for approximately $10.9 million (before giving effect to a post-closing working capital adjustment of less than $0.1 million). Consistent with our capital allocation philosophy regarding valuation discipline, the acquisition represents an approximately 5.8 multiple of Ravix’s 2021 full year adjusted EBITDA assuming the full earn-out of $4.5 million is paid (4.2 multiple assuming zero earn-out). We are delighted to add Ravix to our growing family of great businesses. This marks our fourth operating company acquisition since I joined Kingsway. Through the KSX platform, we believe we have developed a unique ability to identify high quality small businesses and acquire them on favorable terms. We hope to do more of them.

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In December of 2021 we acquired RoeCo as a great addition to our Real Estate segment. The property serves as a medical and dental clinic for the Department of Veteran Affairs and is subject to a long-term lease. We acquired the property for $2.6 million in cash (including transaction costs) plus the assumption of mortgages in the principal amount of $13.5 million.

o

Improve our capital structure. Throughout the year we made meaningful progress on de-levering through the partial repayment of the CIBC loan we used to fund the PWI acquisition. Our leverage ratio – as defined in our loan agreement – was 1.82x at the end of 2021, compared with 2.56x a year ago. Additionally, in conjunction with the Ravix acquisition, we were able to enter a term loan and revolver facility with Avidbank on favorable terms.

o

Monetize our current portfolio of non-strategic passive investments. During the year we exited several investments in non-core businesses, including a second NLIG property and two properties held in our limited liability investments portfolio. As a result, we received $6.1 million in cash, a good portion of which provided capital for the Ravix and RoeCo acquisitions, while also eliminating non-strategic distractions.

2)	Execute:

●

Continue to reduce non-strategic expenses.  Our largest non-strategic expense relates to our Holding Company, where we currently employ only 11 people. While total Holding Company general and administrative expenses decreased by just over 1% from 2020, we continue to aim to keep our team small and our corporate overhead as low as possible. I have challenged the team to achieve a higher level of savings in 2022.

●

Continued alignment of business objectives and incentives around growth in intrinsic value.  We continued to implement our strategy deployment and performance management tools at our operating subsidiaries, including the newly-acquired Ravix. Our operating subsidiary Presidents are incentivized based on achieving and exceeding prescribed ROIC hurdles. As a result of this alignment, we were able to grow operating income in our Extended Warranty segment by 91% to $12.6 million for the twelve months ended December 31, 2021 compared to $6.6 million for the same period in 2020, despite the fact the Company recorded a non-cash, cumulative reduction to revenue of $1.9 million in the September 2021 quarter relating to its finalization of the purchase accounting for PWI. A portion of the increase was due to the inclusion of PWI for twelve months in 2021 (versus one month in 2020), as well as PPP loan forgiveness of $2.2 million in 2021.

●

Improve internal controls over financial reporting (“ICFR”). In previous years we identified the existence of material weaknesses in internal control over financial reporting.  We believe we have satisfactorily remediated most of those material weaknesses as of December 31, 2021.

3)	Simplify and focus: We settled the CMC litigation, and we exited several legacy investments. These actions serve to eliminate legacy distractions and allow us to focus on strategically growing our core business segments

4)

Attract, develop and retain world-class talent:  In 2021 we expanded our Search Xcelerator Program. Consistent with our strategic capital allocation goals, the program is designed to partner with talented, early-in-career managers that will source, acquire, and manage their own businesses within Kingsway. Concurrent with the Ravix acquisition, Timi Okah successfully transitioned from ‘searcher’ to CEO. In 2021 we added two great new entrepreneurs to the program: Charles Mokuolu and Peter Dausman. Charles is a graduate of Georgia Tech (BS), Duke (MEM) and Harvard Business School (MBA) and was previously a manager at General Electric. Peter is a graduate of the US Naval Academy (BS) and Kellogg/Northwestern (MBA) and was most recently a strategy consultant serving private equity clients. We are enjoying working with Charles and Peter to identify and acquire great businesses for them to run.

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2021 SEGMENT RESULTS

Extended Warranty

As noted earlier, the Extended Warranty segment generated operating income of $12.6 million and non-GAAP adjusted EBITDA of $13.0 million in 2021, compared to $6.6 million and $13.0 million, respectively, in 2020. For a detailed reconciliation of segment operating income to non-GAAP adjusted EBITDA, refer to Appendix I.

While we made diligent attempts, we didn’t acquire a new extended warranty business in 2021. There is a limited universe of good companies in the space and far fewer still that come up for sale. When they do, they generally elicit a very competitive auction. As a result, barring a unique set of circumstances, these businesses currently trade for prices far higher than we would like to pay (and still hit our ROIC targets for our shareholders). Our search continues.

IWS Acquisition Corporation (“IWS”)

IWS is a licensed motor vehicle service agreement (“VSA”) company and is a provider of after-market vehicle protection services distributed by credit unions in 26 states and the District of Columbia to their members. IWS generated operating income of $4.3 million and non-GAAP adjusted EBITDA of $4.5 million in 2021 as compared to $1.7 million and $2.1 million in 2020, respectively. 2021 results included a benefit from PPP forgiveness of $0.8 million.

New and used automobile loans comprise approximately one-third of credit union loan volume, and those car owners recognize the value of IWS’ protection products. IWS' focus continues to be on adding new distribution partners with further penetration of the credit union channel.

Trinity Warranty Solutions LLC (“Trinity”)

Trinity sells warranty products and provides maintenance support to consumers and businesses in the HVAC, standby generator, commercial LED lighting and refrigeration industries. Trinity distributes its warranty products through original equipment manufacturers, HVAC distributors and commercial and residential contractors. Trinity distributes its maintenance support directly through corporate owners of retail spaces throughout the United States.

Trinity continued its shift in focus towards growing the higher margin warranty products segment. That said, Trinity experienced a nice rebound in its maintenance support segment in 2021 as their customers were able to reopen their locations. Trinity generated operating income of $1.4 million and non-GAAP adjusted EBITDA of $1.4 million as compared to $1.0 million and $1.0 million in 2020, respectively. 2020 results included a benefit from PPP forgiveness of $0.4 million.

Professional Warranty Service Corporation (“PWSC”)

PWSC sells new home warranty products and provides administration services to homebuilders and homeowners across the United States. PWSC distributes its products and services utilizing an in-house sales team as well as insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.

PWSC generated operating income of $2.6 million and non-GAAP adjusted EBITDA of $2.6 million in 2021 as compared to $1.5 million and $1.6 million in 2020, respectively. 2021 results included a benefit from PPP forgiveness of $0.6 million.

PWSC continues to make significant investments in new products and channel development. We anticipate these investments contributing to increased revenues and profitability in the future.

Geminus Holding Company Inc. (“Geminus”)

Geminus primarily sells vehicle service agreements to used car buyers across the United States, through its subsidiaries, The Penn Warranty Corporation ("Penn") and Prime Auto Care, Inc. ("Prime"). Penn and Prime distribute these products in 32 and 40 states, respectively, via independent used car dealerships and franchised car dealerships.

Geminus was negatively impacted by the prevailing shortage of used vehicles available for sale at its dealership customers. Geminus generated operating income of $2.6 million and non-GAAP adjusted EBITDA of $2.7 million in 2021 as compared $1.6 million and $1.8 million in 2020, respectively. 2021 results included a benefit from PPP forgiveness of $0.8 million. We estimate that the application of purchase accounting in accordance with U.S. GAAP reduced revenues at Geminus by $0.3 million and $0.8 million in 2021 and 2020, respectively, and reduced operating earnings by $0.2 million and $0.5 million in 2021 and 2020, respectively. See also Appendix I for a further explanation regarding the impacts of purchase accounting.

PWI Holdings Inc. (“PWI”)

On December 1, 2020, Kingsway closed the acquisition of PWI. PWI, through its subsidiaries Preferred Warranties, Inc., Superior Warranties, Inc., Preferred Warranties of Florida, Inc., and Preferred Nationwide Reinsurance Company, Ltd., markets, sells and administers vehicle service agreements in all fifty states, primarily through a network of independent and franchised automobile dealership partners.

PWI was also negatively impacted by the prevailing shortage of used vehicles available for sale at its dealership customers. PWI generated operating income of $1.8 million and non-GAAP adjusted EBITDA of $1.9 million in 2021. For the one month after acquisition in 2020, PWI generated operating income of $0.7 million and non-GAAP adjusted EBITDA of $0.8 million. We estimate that the application of purchase accounting in accordance with U.S. GAAP reduced revenues at PWI by $2.2 million in 2021, and reduced operating earnings by $0.8 million in 2021 (we had a slight benefit in 2020 due to reduced DAC amortization). See also Appendix I for a further explanation regarding the impacts of purchase accounting.

Kingsway Search Xcelerator

We launched the Kingsway Search Xcelerator (“KSX”) as a platform to partner with great entrepreneurs to acquire a portfolio of fantastic businesses utilizing elements of the proven search fund model. Someone recently described it as a talent factory. I like the ring of that. Our acquired businesses are able to utilize Kingsway’s significant tax advantages. We then apply operational and strategic support. In doing so, we believe we can compound our invested capital at high rates of return over a long time horizon.

Ravix Financial, Inc.

On October 1, 2021, the Company acquired 100% of the outstanding equity interests of Ravix. Based in in San Jose, California, Ravix provides outsourced financial services and human resources consulting for short and long duration engagements. Ravix is a great example of the type of businesses we seek to acquire in KSX. We partnered with a terrific entrepreneur to acquire a company with a strong financial profile and favorable industry trends, a sticky and diverse customer base, and significant opportunities for growth. We sourced the opportunity directly with the owner/operator and acquired the business at a reasonable valuation.

The acquisition was financed with a combination of debt financing provided by Avidbank, and cash on hand. We borrowed a total of $6.0 million, in the form of a term loan, and established a $1.0 million revolver (together, the "Ravix Loan") that was undrawn at close. The Ravix Loan has a variable interest rate, with the current annual interest rate equal to 3.75%. The Ravix Loan requires monthly principal and interest payments and the term loan matures on October 1, 2027.

For the three months ended December 31, 2021, Ravix generated operating income of $0.5 million and non-GAAP adjusted EBITDA of $0.6 million.

Real Estate

CMC Industries, Inc. (“CMC”)

CMC, through its subsidiary, TRT LeaseCo, LLC (“TRT LeaseCo”), owns a 192 acre parcel of land in Texas (the “Real Property”) that is leased on a triple net basis to BNSF Railway Company (“BNSF”). We own 81% of the company, which is consolidated for accounting and tax purposes. The property is subject to two non-recourse mortgages, which are recorded as notes payable in our consolidated balance sheets. BNSF has an option to purchase the property for $150 million at the end of the initial lease term in May 2034 which also coincides with the maturity of the mortgages. We have a balloon payment of $68 million on the mortgage debt at maturity.

In June of 2021, the Company borrowed $15.0 million, at an interest rate of 3.2%, against future rental proceeds that were not being used to service the existing mortgage and received a $2.7 dividend from the proceeds of this monetization. As a result of this monetization, the Company paid $11.7 million in management and guarantee fees as per agreements reached as part of the CMC Settlement explained below.

In March 2021, DGI, TRT LeaseCo and various other entities affiliated with each of them entered into a settlement agreement with respect to litigation and certain other matters. For more information regarding the terms of the settlement, please see Note 25 to the consolidated financial statements within our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

2021 Real Estate Segment operating income was $0.9 million, which includes a $2.9 million expense recorded during the second quarter of 2021 to write-off an indemnification receivable (which is exactly offset by a tax benefit of $2.9 million in net income). In 2020, operating loss was ($0.5) million.

RoeCo Lafayette, LLC

On December 30, 2021, the Company acquired 100% of the outstanding membership interests of RoeCo for cash consideration of approximately $2.6 million (including transaction costs).  RoeCo owns real property consisting of approximately 6.5 acres and a 29,224 square foot single-tenant medical office building located in the State of Louisiana (the "LA Real Property"). The LA Real Property serves as a medical and dental clinic for the Department of Veteran Affairs and is subject to a long-term lease. The LA Real Property is also subject to a mortgage in the principal amount of $13.5 million at the date of acquisition.

This acquisition represents a great opportunity to invest in credit tenant commercial real estate and use our significant net operating loss carryforwards to build value.

Because we closed the acquisition at year-end, there is no recorded revenue or expense in 2021.

Asset Management

Argo Management Group LLC (“Argo”)

Argo is the manager of a small fund dedicated to investing in search funds and their target company acquisitions. As of this writing, the fund has investments in 6 active searchers and 11 operating companies. The fund is now fully invested. We believe that search funds are a compelling asset class and our experience and investment results have been strong. Additionally, managing the fund allows us access and exposure to a steady stream of exceedingly bright and entrepreneurial young managers. We view our exposure to the search fund universe as strategic to Kingsway and a nice complement to our Search Xcelerator Program.

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CONCLUDING THOUGHTS

We made significant progress in pursuit of our organizational priorities in 2021. We are pleased to have demonstrated a solid year of execution and forward momentum for your company. We also recognize that we have more wood to chop. We are excited to continue to build value for you, our shareholders. I would like to reiterate that management and your Board are anchored to the following principles as we pursue these goals:

We have a long-term perspective. By that, I mean we use a 20-year time horizon to guide our decision-making process in much the same way that a sole proprietor would. We use a long-term approach to investments and acquisitions, as well as incentive structures.

Our job is to compound intrinsic value per share. We are not focused on size – generating more revenues or having more employees. We are focused on growing the value of the things we own (as measured by earnings and cash flow). We regard our equity capital as ‘precious’ – not to be wasted or treated carelessly.

We are aligned with our shareholders. As of this writing, the Board and management own approximately 55% of our current shares outstanding. We eat what we cook.

We believe we have a concrete plan in place to grow the value of our Company over the long term. We finished 2021 in a much better position than we started, and we enter 2022 with confidence in our future. We look forward to continuing to demonstrate our progress to you our valued shareholder!

Respectfully,

John T. Fitzgerald

Shareholder, Director, President and CEO

This Annual Letter to Shareholders of Kingsway Financial Services Inc. (“Kingsway”) should be read in conjunction with Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 28, 2022.

Forward-Looking Statements

This shareholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words and expressions does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s 2021 Annual Report on Form 10-K. Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.

APPENDIX I TO

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.

The Company believes that non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provide useful information about the Company’s operating results and enhances the overall ability to assess the Company’s financial performance. The Company uses non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA allow investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provide useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed below, the Company believes that non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA can provide useful additional basis for comparing the current performance of the underlying operations being evaluated.

The Company utilizes non-GAAP adjusted net income (loss) to evaluate Kingsway Financial Services Inc. at the total consolidated company level for the reasons explained above. The following is an explanation of the items excluded from non-GAAP adjusted net income (loss) but included in net income (loss):

•    Adjustments relating to realized and unrealized gains and losses. The Company excludes the following realized and non-cash unrealized gains and losses:

o    (Gain) Loss on sale of non-core investments; Change in fair value of investments. As fully explained in its 2021 Annual Report on Form 10-K, the Company holds investments in several businesses that are not essential to the Company’s strategy in the extended warranty, asset management or real estate industries. These investments arose as a result of decisions made by prior management, and the Company has been monetizing these investments in the most beneficial manner in order to redirect the capital into its ongoing business operations. Until these investments can be monetized, the Company will continue to record realized and non-cash unrealized gains and losses. Accordingly, the Company believes that excluding these items assists management and investors in making period-to-period comparisons of operating performance. Investors should note that these items will recur in future periods until these investments are fully monetized.

o    Change in fair value of debt. The Company records its subordinated debt at fair value and changes to fair value (net of the portion of the change attributable to instrument-specific credit risk) are recorded as unrealized gains or losses. The change in fair value of debt will vary from period-to-period based upon specific market conditions at the time the valuation is performed. As such, the Company has excluded this item (i) because it is not directly attributable to the performance of the Company’s business operations and, accordingly, the exclusion assists management and investors in making period-to-period comparisons of operating performance and (ii) to assist management and investors in making comparisons to companies with different capital structures. Investors should note that the change in fair value of debt will recur in future periods, so long as the Company continues to hold the subordinated debt.

o    Equity in net loss of investee. Represents the Company’s holdings of Itasca Capital Limited (“ICL”) common stock until the Company disposed of its holdings in the fourth quarter of 2019. Given that the Company owned more than 20% of the outstanding common stock of ICL, the Company accounted for its investment under the equity method of accounting. This required the Company to record its portion of ICL’s net income or loss into the Company’s statement of operations every quarter. The Company was also required to review its investment on a regular basis for indicators of impairment and record impairment charges should its assessment find that its investment is other-than-temporarily impaired. Because this item was not directly attributable to the performance of the Company’s business operations, it has been excluded from non-GAAP adjusted net income (loss) in order to assist management and investors in making period-to-period comparisons of operating performance.

o    Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant and modification of stock-based awards to employees. The Company believes that excluding the effect of stock-based compensation from non-GAAP adjusted net income (loss) assists management and investors in making period-to-period comparisons in the Company’s operating performance because (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards. Additionally, the Company believes that excluding stock-based compensation from non-GAAP adjusted net income (loss) assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

o    Discontinued operations related items. The Company recorded income from discontinued operations, net of taxes and loss on disposal of discontinued operations, net of taxes primarily due to the sale of the Mendota group of companies in 2018. As these items are not directly attributable to the performance of the Company’s ongoing business operations, their exclusion assists management and investors in making period-to-period comparisons of operating performance.

o    Amortization. Amortization expense is a non-cash expense relating to intangible assets arising from acquisitions that are expensed over the estimated useful life of the related assets. The Company excludes amortization expense from non-GAAP adjusted net income (loss) because it believes that (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Accordingly, the Company believes that this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that the use of intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.

o    Other Items. The Company engages in other activities and transactions that can impact its net income (loss). In recent periods, these other items included, but were not limited to: (i) employee termination charges; (ii) redomestication expenses; (iii) certain litigation expenses; (iv) acquisition and disposition related expenses; (v) extraordinary audit and audit-related expenses; (vi) loss on the extinguishment of debt; (vii) expenses associated with the CMC Settlement Agreement and (viii) change in fair value of earn-out. The Company excludes these other items from non-GAAP adjusted net income (loss) because it believes these items or transactions are not directly attributable to the performance of its business operations and, accordingly, their exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that some of these other items may recur in future periods.

The Company utilizes non-GAAP adjusted EBITDA to evaluate its Extended Warranty and KSX reportable segments for the reasons explained above. The Company notes that the exclusions from non-GAAP adjusted net income (loss) explained above are not applicable to its Extended Warranty and KSX reportable segments as those items are not recorded into those segments' operating income. The following is an explanation of the adjustments made to Extended Warranty and KSX reportable segments' operating income in order to arrive at non-GAAP adjusted EBITDA:

•    Gain (loss) on sale of investments; investment income (Extended Warranty). Part of the Extended Warranty reportable segment operations is required to hold investments in trust in order to sell its products. As such, those investments generate ongoing income as well as gains and losses (realized and unrealized). However, these items are not recorded as part of the Extended Warranty reportable segment operating income. As these items are directly attributable to the performance of the Company’s business operations, they are included in non-GAAP adjusted EBITDA.

•    Employee costs (KSX). Costs associated with employees assisting during a transition period that are not expected to be replaced once the transition period has ended (approximately one year from acquisition date).  As these are costs related to a specific transition period and are not attributable to the long term operations of the business, they are included added back to non-GAAP adjusted EBITDA.

•    Depreciation (Extended Warranty and KSX). Depreciation expense is a non-cash expense relating to capital expenditures that are expensed on a straight-line basis over the estimated useful life of the related assets. The Company excludes depreciation from non-GAAP adjusted EBITDA because it believes that the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations. Accordingly, the Company believes that this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that the use of tangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.

Finalization of PWI Purchase Accounting

As previously reported during the September 30, 2021 quarter, the Company finalized its purchase accounting for the acquisition of PWI, which resulted in a number of one-time charges, including a reduction to service fee and commission revenue and an increase in amortization expense, both of which were partially offset by an associated tax benefit.

The acquisition of a company that carries deferred service fees (aka "deferred revenue") usually results in a reduction of that deferred revenue once it is fair valued under U.S. GAAP purchase accounting. The resulting reduction in deferred revenue reduces the amount of revenue recognized post acquisition.

The Company recorded the following during the September 30, 2021 quarter relating to the final purchase accounting for PWI:

●	A non-cash current period cumulative reduction to service fee and commission revenue of $1.9 million, resulting from a $3.6 million reduction to the amount of deferred revenue acquired from PWI

o	The remainder of the $3.6 million reduction will result in lower service fee and commission revenue being recognized in future periods

●

$19.6 million of separately identifiable intangible assets relating to acquired customer relationships ($15 million) and trade name ($4.6 million), as well as a non-cash, current period cumulative charge of $1.9 million for the amortization relating to the acquired customer relationships

●	A $3.3 million tax benefit due to the recognition of deferred tax liabilities and the resulting release of the Company’s valuation allowance on its overall deferred tax assets

●	Goodwill of $20.6 million

To summarize, the non-cash, current period cumulative adjustments recorded during the September 30, 2021 quarter were:

●	Reduction to service fee and commission revenue and operating income: $1.9 million (not added back to non-GAAP metrics)

●	Increase in amortization expense: $1.9 million (added back to non-GAAP adjusted income)

●	Income tax benefit: $3.3 million (not added back to non-GAAP adjusted income)

●	Additional net loss: $0.5 million (sum of above three items)

Refer to the attached schedules for a summary of the income statement impacts.

It is important to note that deferred revenue acquired as part of future acquisitions will not incur a reduction as a result of applying purchase accounting (assuming the deferred revenue was previously accounted for in accordance with U.S. GAAP). This is due to the fact that on October 28, 2021, the FASB issued Accounting Standards Update No. 2021-08 (the “ASU”), Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Among other things, the ASU would result in acquiring companies recording deferred revenue acquired at its book value, assuming the deferred revenue had been recorded in accordance with U.S. GAAP prior to the acquisition. The ASU will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years and early adoption is permitted. The Company adopted this ASU during the fourth quarter of 2021.

The Company notes that had the ASU been applicable to the PWI acquisition, the Company would not have recorded the $3.6 million reduction to deferred revenue and would not have recorded the $1.9 million reduction to service fee and commission revenue during the third quarter of 2021.

Kingsway Financial Services Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Income (Loss)

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/21	12/31/21	9/30/21	6/30/21	3/31/21
GAAP Net Income (Loss)	$1,860	$1,443	$(226)	$(256)	$899

Non-GAAP Adjustments:
(Gain) Loss on sale of non-core investments (1)	(408)	(240)	(97)	(71)	-
Change in fair value of investments (2)	(2,149)	(644)	(1,172)	(686)	353
Change in fair value of debt (3)	3,202	1,033	412	738	1,019
Change in fair value of earn-out (4)	263	263	-	-	-
Litigation expenses (5)	465	-	121	-	344
Acquisition and disposition related expenses (6)	387	300	87	-	-
Employee termination and recruiting expenses (7)	160	-	-	-	160
Stock-based compensation expense (8)	3,700	692	574	735	1,699
CMC Settlement (12)	(645)	-	-	-	(645)
Amortization expense	4,901	1,476	2,432	496	497
Total Non-GAAP Adjustments	9,876	2,880	2,357	1,212	3,427

Non-GAAP Adjusted Income (Loss) (15)	$11,736	$4,323	$2,131	$956	$4,326

	Twelve Months Ended	For the Three Months Ended
	12/31/20	12/31/20	9/30/20	6/30/20	3/31/20
GAAP Net Loss	$(5,416)	$(2,478)	$(1,124)	$(1,421)	$(393)

Non-GAAP Adjustments:
(Gain) Loss on sale of non-core investments (1)	(10)	(51)	101	-	(60)
Change in fair value of investments (2)	(4,568)	(2,193)	(1,377)	(366)	(632)
Change in fair value of debt (3)	(1,173)	767	503	202	(2,645)
Litigation expenses (5)	2,692	997	535	19	1,141
Acquisition and disposition related expenses (6)	412	238	139	-	35
Employee termination and recruiting expenses (7)	352	-	11	46	295
Stock-based compensation expense (8)	1,535	1,106	127	131	171
Net gain from discontinued operations, net of taxes (9)	(6)	-	-	(6)	-
Extraordinary audit and audit-related expenses (10)	771	-	76	305	390
Loss on extinguishment of debt (11)	851	851	-	-	-
CMC Settlement (12)	1,603	1,603	-	-	-
Impairment of assets	117	-	-	-	117
Amortization expense	2,290	572	572	573	573
Total Non-GAAP Adjustments	4,866	3,890	687	904	(615)

Non-GAAP Adjusted (Loss) Income (15)	$(550)	$1,412	$(437)	$(517)	$(1,008)

Kingsway Financial Services Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Loss

(in thousands)

(UNAUDITED)

	2019	2018
GAAP Net Loss	$(4,313)	$(28,336)

Non-GAAP Adjustments:
(Gain) loss on sale of non-core investments (1)	73	-
Change in fair value of investments (2)	(4,712)	8,641
Change in fair value of debt (3)	(1,052)	1,720
Litigation expenses (5)	685	1,158
Acquisition and disposition related expenses (6)	46	712
Employee termination and recruiting expenses (7)	1,134	(1,521)
Stock-based compensation expense (8)	575	561
Net loss from discontinued operations, net of taxes (9)	1,544	6,072
Extraordinary audit and audit-related expenses (10)	886	-
Equity in net (gain) loss of investee (13)	(169)	2,499
Redomestication expenses (14)	72	440
Impairment of assets	75	-
Amortization expense	2,548	2,376
Total Non-GAAP Adjustments	1,705	22,658

Non-GAAP adjusted net loss	$(2,608)	$(5,678)

(1)

Represents realized gains and losses on the Company’s non-core investments. The Company has determined that realized gains and losses relating to its Argo investment fund are core to its strategic operations; therefore, Argo realized gains and losses have been removed from this line item, resulting in immaterial increases to prior period amounts.

(2)

The Company has investments in several entities that are not essential to the ongoing operations and strategy of the Company. The investments are recorded at fair value and changes to fair value are recorded as unrealized gains or losses.

(3)

The Company records its subordinated debt at fair value and changes to fair value (net of the portion of the change attributable to instrument-specific credit risk) are recorded as unrealized gains or losses.

(4)

As part of the Ravix acquisition, the sellers have the opportunity to earn up to $4.5 million over three years from the acquisition date. The earn-out is measured at fair value each quarter, with changes in fair value recorded as other income or expense.

(5)	Legal expenses associated with the Company's defense against significant litigation matters.
(6)	Expenses related to legal, accounting and other expenses associated with completed and contemplated acquisitions and disposals.
(7)	Includes charges relating to severance and consulting agreements pertaining to former key employees.
(8)

Non-cash expense arising from the grant and modification of stock-based awards to employees. Q4 2021 includes new grants to certain officers of the Company, as well as a new grant to the President of one of the Company’s subsidiaries. Q1 2021 includes new grants to certain officers of the Company, a portion of which vested upon grant. In Q4 2020, the Company modified an award previously granted to the President of one of its subsidiaries, resulting in additional non-cash compensation expense associated with the change in fair value of the award.

(9)

Includes gains relating to the October 2018 completed sale of the Mendota group of companies. Refer to Note 5, Disposal and Discontinued Operations, to the Company's 2020 Annual Report on Form 10-K for further information.

(10)	Extraordinary audit and audit-related expenses incurred as a result of the delayed filing of the 2018 and 2019 Kingsway audited financial statements and related quarterly filings.
(11)	Early termination fees and write-off of unamortized debt issuance costs and discount associated with the early extinguishment of the 2019 KWH loan as part of the Company's purchase of PWI.
(12)

In March 2021, DGI, TRT LeaseCo, LLC and various other entities affiliated with each of them entered into a settlement agreement with respect to such litigation and certain other matters ("CMC Settlement Agreement"). As part of the settlement, the Company made a one-time fee payment to DGI of which $1.6 million relates to rental income collected in periods prior to 2020. In 2021, the Company recorded a benefit related to the finalization of management fees and legal expenses associated with the settlement of CMC litigation.

(13)

Represents the Company's investment in the common stock of Itasca Capital Ltd. ("ICL"). 2018 is inclusive of an other-than-temporary impairment charge of $1.7 million to reduce the carrying value of the Company's Investment in investee to the fair value as of December 31, 2018. The Company fully disposed of its investment in ICL during Q4 2019.

(14)	Expenses incurred as part of redomesticating Kingsway Financial Services Inc. from a Canadian registered company to be a Delaware registered company as of December 31, 2018.
(15)	Includes a benefit of $2.5 million and $0.4 million from PPP loan forgiveness for the three months ended March 31, 2021 and December 31, 2020, respectively.

Kingsway Financial Services Inc.

Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA

and Pro Forma Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/21	12/31/21	9/30/21	6/30/21	3/31/21
GAAP Operating Income for Extended Warranty segment (1) (2)	$12,636	$3,327	$1,400	$2,600	$5,309

Non-GAAP Adjustments:
Investment income (3)	203	52	66	42	43
Gain (loss) on sale of core investments (4)	14	19	(18)	1	12
Depreciation	215	95	55	53	12
Total Non-GAAP Adjustments	432	166	103	96	67

Non-GAAP adjusted EBITDA for Extended Warranty segment (1)	$13,068	$3,493	$1,503	$2,696	$5,376

	Twelve Months Ended	For the Three Months Ended
	12/31/20	12/31/20	9/30/20	6/30/20	3/31/20
GAAP Operating Income for Extended Warranty segment (2)	$6,604	$3,264	$1,205	$1,285	$850

Non-GAAP Adjustments:
Investment income (3)	395	51	100	100	144
Gain (loss) on sale of core investments (4)	95	(3)	29	8	61
Impairment of assets	117	-	-	-	117
Depreciation	280	112	58	55	55
Total Non-GAAP Adjustments	887	160	187	163	377

Non-GAAP adjusted EBITDA for Extended Warranty segment	$7,491	$3,424	$1,392	$1,448	$1,227
PWI operating income (5)	5,474	914	1,096	2,214	1,250
PWI depreciation (5)	69	30	13	13	13
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$13,034	$4,368	$2,501	$3,675	$2,490

(1)    Three months ended 9/30/2021 and twelve months ended 12/31/2021 includes a $1.9 million non-cash, current period cumulative reduction to service fee and commission revenue relating to the finalization of the PWI purchase accounting.

(2)    Includes one month of PWI operating income for the three months ended December 31, 2020 and excludes PWI for prior periods. Also includes a benefit of $2.2 million and $0.4 million from PPP loan forgiveness for the three months ended March 31, 2021 and December 31, 2020, respectively.

(3)     Investment income arising as part of Extended Warranty segment’s minimum holding requirements

(4)     Realized Gains (losses) resulting from investments held in trust as part of Extended Warranty segment’s minimum holding requirements

(5)     Includes amounts related to PWI prior to acquisition (October 2019 through November 2020).

Kingsway Financial Services Inc.

Impact of Purchase Accounting on the Consolidated Statements of Operations

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2021	12/31/2021	9/30/2021	6/30/2021	3/31/2021
PWI
Reduction in service fee and commission revenue recognized (1)	$(2,207)	$(350)	$(1,857)	$-	$-
Benefit from reduced DAC amortization (2)	1,377	247	301	367	462
Total Impact	(830)	(103)	(1,556)	367	462

Geminus
Reduction in service fee and commission revenue recognized	(310)	(50)	(64)	(85)	(111)
Benefit from reduced DAC amortization (2)	118	19	24	32	43
Total Impact	(192)	(103)	(1,556)	367	462

Total Company
Reduction in service fee and commission revenue recognized	(2,517)	(400)	(1,921)	(85)	(111)
Benefit from reduced DAC amortization (2)	1,495	266	325	399	505
Total Impact	$(1,022)	$(134)	$(1,596)	$314	$394

	Twelve Months Ended	For the Three Months Ended
	12/31/2020	12/31/2020	9/30/2020	6/30/2020	3/31/2020
PWI
Reduction in service fee and commission revenue recognized	$-	$-	$-	$-	$-
Benefit from reduced DAC amortization (2)	180	180	-	-	-
Total Impact	180	180	-	-	-

Geminus
Reduction in service fee and commission revenue recognized	(818)	(141)	(176)	(222)	(279)
Benefit from reduced DAC amortization (2)	335	56	71	92	116
Total Impact	(483)	(85)	(105)	(130)	(163)

Total Company
Reduction in service fee and commission revenue recognized	(818)	(141)	(176)	(222)	(279)
Benefit from reduced DAC amortization (2)	515	236	71	92	116
Total Impact	$(303)	$95	$(105)	$(130)	$(163)

Note:  the reduction in service fee and commission revenue recognized in the above table is not added back to the Company's non-GAAP metrics.

(1)  Of the $1.9 million recorded in the 9/30/2021 quarter, $0.5 million pertains to 6/30/2021, $0.7 million pertains to 3/31/2021, and $0.3 million pertains to 12/31/2020.

(2)  In accordance with U.S. GAAP, any deferred acquisition costs (“DAC”) as of the purchase date are set to zero; therefore, future periods benefit from this amount of DAC amortization not being recorded.

Kingsway Financial Services Inc.

Reconciliation of Kingsway Search Xcelerator (“KSX”) Segment Operating Income to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

Three Months Ended
12/31/2021
GAAP Operating Income for KSX segment	$484

Non-GAAP Adjustments:
Employee costs (1)	71
Depreciation	2
Total Non-GAAP Adjustments	73

Non-GAAP adjusted EBITDA for KSX segment	$557

(1)     Costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).